UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐     Definitive Proxy Statement

◻     Definitive Additional Materials

☒     Soliciting Material Under § 240.14a-12

JANUS HENDERSON GROUP PLC

(Name of Registrant as Specified In Its Charter)

Jupiter Topco LLC
Jupiter Acquisition Limited
Jupiter Company Limited
Jupiter Merger Sub Limited
Trian Partners AM Holdco II, Ltd.
Trian Fund Management GP, LLC
Trian Fund Management, L.P.
Nelson Peltz
Peter W. May

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒     No fee required

☐     Fee paid previously with preliminary materials

☐     Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A relates solely to communications made after security holders of Janus Henderson Group plc (“Janus Henderson”) have been sent or given a definitive proxy statement on Schedule 14A (the “Proxy Statement”) related to a proposed transaction (the “proposed transaction”) pursuant to the Agreement and Plan of Merger, dated as of December 21, 2025 (the “merger agreement”), by and among Janus Henderson, Jupiter Company Limited, a private limited company incorporated under the laws of Jersey (“Parent”), Jupiter Merger Sub Limited, a private limited company organized under the laws of Jersey and a wholly owned subsidiary of Parent (“Merger Sub”).

This filing contains a press release dated March 20, 2026 and an investor presentation related to a competing proposal to acquire Janus Henderson.

Press Release:

Trian Releases Investor Presentation Explaining its Strong Opposition to Victory Capital’s Latest Proposal For Janus Henderson

Highlights Significant Execution and Closing Risks of Victory Proposal as well as Victory’s Misrepresentations of Financing and Other Key Facts

Trian Sees No Realistic Path to Victory Closing a Deal with Janus Henderson

Reaffirms that Trian & General Catalyst $49 All-Cash Transaction Provides Superior Certainty and Value for Janus Henderson Shareholders, with a Clear Path to Closing in Mid-2026

NEW YORK, March 20, 2026 – Trian Fund Management, L.P. (“Trian”) today released an investor presentation outlining serious concerns about Victory Capital’s (“Victory”) unsolicited proposal to acquire Janus Henderson Group plc (NYSE: JHG) and reaffirming the superior value and certainty of their $49 per share all-cash transaction, which they are sponsoring alongside General Catalyst Group Management, LLC (“General Catalyst”), and which is currently expected to close in mid-2026. The presentation is available at https://trianpartners.com/perspectives-on-victory-capital.

As Janus Henderson’s largest shareholder, with a 20.7% ownership position, Trian strongly opposes Victory’s offer and believes it has the potential to result in significant

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value destruction at Janus Henderson. The investor presentation details the following surrounding this inferior proposal:

•	Trian sees no realistic path to Victory closing a deal with Janus Henderson
•	We believe Victory has misrepresented key facts in its proposal
•	Victory appears under pressure to do a transaction given its eroding fundamentals
•	We view Victory’s proposal as far inferior even to Janus Henderson remaining as a public, standalone company
•	Trian offers certainty of attractive value in a highly volatile macro-economic environment that has seen equity markets decline since the deal was announced
•	Trian has a clear path to closing in ~3 months

The closing of the transaction is subject to satisfaction or waiver of customary closing conditions.

About Trian Fund Management

Founded in 2005, Trian is a multi-billion dollar investment management firm. Trian is a highly engaged shareholder, bringing an entrepreneurial spirit, deep operational expertise, and an ownership mentality to its public and private investments. Leveraging the 50+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality companies with untapped potential. Trian works with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term shareholder value. For more: www.trianpartners.com

About General Catalyst

General Catalyst is a global investment and transformation company that partners with the world’s most ambitious entrepreneurs to drive resilience and applied AI. We support founders with a long-term view who challenge the status quo, meeting them where they are, and partnering with them from seed to growth stage and beyond. With offices in San Francisco, New York City, Boston, Berlin, Bangalore, and London, we have supported the growth of 800+ businesses, including Airbnb, Anduril, Anthropic, Applied Intuition, Commure, Glean, Guild, Gusto, Helsing, Hubspot, Kayak, Livongo, Mistral, Ramp, Samsara, Snap, Stripe, Sword, and Zepto.

For more: www.generalcatalyst.com, @generalcatalyst

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Investor Contacts:

Trian Fund Management

Brian Baldwin

Partner

+ 1 212 451 3061

bbaldwin@trianpartners.com

General Catalyst

Madhu Namburi

Managing Director

+1 415 761 0203

mnamburi@generalcatalyst.com

Media Contacts:

Trian Fund Management

Anne A. Tarbell

Head of Communications

+1 917 693 3352

atarbell@trianpartners.com

General Catalyst

Molly Blaauw Gillis

Partner & Chief of Staff

+1 339 241 5494

mgillis@generalcatalyst.com

FGS Global

TrianGeneralCatalyst@FGSglobal.com

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction pursuant to the Agreement and Plan of Meger, dated as of December 21, 2025 (the “merger agreement”) by and among Janus Henderson Group plc (“Janus Henderson”) and affiliates of Trian and General Catalyst(the “proposed transaction”), Janus Henderson has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”). Janus Henderson and Jupiter Topco LLC, Jupiter Acquisition Limited, Jupiter Company Limited, Jupiter Merger Sub Limited, Trian Partners AM Holdco II, Ltd., Trian Fund Management GP, LLC. Trian, Nelson Peltz and Peter W. May (collectively, the “Trian Parties”), have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Janus Henderson and the Trian Parties may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement, the

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Schedule 13E-3 or any other document which Janus Henderson or the Trian Parties have filed or may file with the SEC. The Proxy Statement and proxy card have been sent or given to Janus Henderson’s stockholders of record as of the close of business on March 9, 2026. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC related to the proposed transaction through the website maintained by the SEC at www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Additionally, the Trian Parties and certain affiliates of the Trian Parties may also be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers” and in the Proxy Statement under the headings “Special Factors—Interests of Director’s and Executive Officers in the Merger” and “Important Information Regarding Janus Henderson—Security Ownership of Certain Beneficial Owners and Management.” Information about the Trian Parties is contained in the Proxy Statement under the headings “Special Factors—Certain Effects of the Merger—Certain Effects of the Merger for the Buyer Filing Parties,” “Special Factors—Financing—Rollover Equity,” “Important Information Regarding Janus Henderson—Security Ownership of Certain Beneficial Owners and Management,” and “Important Information Regarding the Buyer Filing Parties.” Additional information regarding the identity of potential other participants, and their direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement filed with the SEC.

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To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement or the Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 and/or in a Schedule 13D (or an amendment thereto) filed with the SEC, as applicable. Free copies of the Proxy Statement and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Forward-Looking Statements

Certain statements in this communication not based on historical facts are “forward-looking statements.” Such forward-looking statements involve known and unknown risks and uncertainties and are based on he Trian Parties’ beliefs and assumptions, and information currently available to the Trian Parties. These include statements as to the Trian Parties’ future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of proposed transaction. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by Trian, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The Trian Parties do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause actual results, performance, achievements or future results to differ materially from those expressed by the forward-looking statements included in this communication include, but are not limited to: (1) the impact of any competing transaction proposal; (2) the ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur; (3) the ability of the Trian Parties to receive the financing needed to consummate the proposed transaction; (4) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (5) that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (6) unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business; (7) that the proposed transaction generally

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may involve unexpected costs, liabilities or delays; (8) that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser; (9) that Janus Henderson may be adversely affected by economic, business, and/or competitive factors; and (10) additional factors discussed in Janus Henderson’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Investor Presentation

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March 2026 Perspectives on Victory Capital and its Proposals © 2026 Trian Fund Management, L.P. All rights reserved.

Disclaimers / Disclosures

Important Information and Where to Find It

This presentation relates to a proposed transaction (the "proposed transaction") pursuant to the Agreement and Plan of Merger, dated as of December 21, 2025 (the "merger agreement") by and among Janus Henderson Group plc ("Janus Henderson") and affiliates of Trian Fund Management, L.P. ("Trian").

In connection with the proposed transaction, Janus Henderson has filed with the SEC the Proxy Statement. Janus Henderson and Jupiter Topco LLC, Jupiter Acquisition Limited, Jupiter Company Limited, Jupiter Merger Sub Limited, Trian Partners AM Holdco II, Ltd., Trian Fund Management GP, LLC. Trian, Nelson Peltz and Peter W. May, who are the filing persons hereunder (collectively, the "Trian Parties"), have jointly filed a transaction statement on Schedule 13E-3 (the "Schedule 13E-3") with the Securities and Exchange Commission (the "SEC"). Janus Henderson and the Trian Parties may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which Janus Henderson or the Trian Parties have filed or may file with the SEC. The Proxy Statement and proxy card have been sent or given to Janus Henderson's stockholders of record as of the close of business on March 9, 2026. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC related to the proposed transaction through the website maintained by the SEC at www.sec.gov or through the investor relations section of Janus Henderson's website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson's shareholders in connection with the proposed transaction. Additionally, the Trian Parties and certain affiliates of the Trian Parties may also be deemed to be participants in the solicitation of proxies from Janus Henderson's shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson's 2025 annual meeting of shareholders (the "Annual Meeting Proxy Statement"), which was filed with the SEC on March 21, 2025, including under the headings "Proposal 1: Election of Directors," "Corporate Governance," "Board Compensation," "Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation," "Executive Compensation," "Executive Compensation Tables," "Securities Ownership of Certain Beneficial Owners and Management" and "Our Executive Officers" and in the Proxy Statement under the headings "Special Factors—Interests of Director's and Executive Officers in the Merger" and "Important Information Regarding Janus Henderson—Security Ownership of Certain Beneficial Owners and Management." Information about the Trian Parties is contained in the Proxy Statement under the headings "Special Factors—Certain Effects of the Merger—Certain Effects of the Merger for the Buyer Filing Parties," "Special Factors—Financing—Rollover Equity," "Important Information Regarding Janus Henderson—Security Ownership of Certain Beneficial Owners and Management," and "Important Information Regarding the Buyer Filing Parties." Additional information regarding the identity of potential other participants, and their direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement filed with the SEC.
To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement or the Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 and/or in a Schedule 13D (or an amendment thereto) filed with the SEC, as applicable. Free copies of the Proxy Statement and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC's website at https://www.sec.gov or through the investor relations section of Janus Henderson's website at https://ir.janushenderson.com.

GENERAL CONSIDERATIONS

This presentation is for general informational purposes only and should not be construed as legal, tax, investment, financial or other advice. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. **The views expressed in this presentation represent the opinions of Trian in its capacity as a shareholder only, and not any of the other sponsors or investors participating in the transaction.** Certain financial information and data used herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. None of the Trian Parties nor any of their respective affiliates shall be responsible or have any liability for the accuracy, completeness or any misinformation contained in any third party, SEC or other regulatory filing or third party report. Funds and/or other accounts or investment vehicles (each, a "Fund" and collectively, "Funds") managed by Trian currently beneficially own and/or have an economic interest in, shares of Janus Henderson.

Trian Partners | 2

Disclaimers / Disclosures (Continued)

GENERAL CONSIDERATIONS (CONT'D)

While Brian Baldwin and Josh Frank are current directors of Janus Henderson and Nelson Peltz is a former director of certain asset management companies referenced herein, including Janus Henderson and Invesco, none of the information contained in this presentation is derived from non-public information of such publicly traded companies. The Trian Parties have not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. The Trian Parties do not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate or complete. Past performance is not an indication of future results.

Unless otherwise indicated, the figures presented in this presentation, including earnings before interest, tax, depreciation and amortization ("EBITDA"), pro forma gross leverage, pro forma net leverage, adjusted revenue, adjusted operating income margin, and investment values have not been calculated using generally accepted accounting principles ("GAAP") and international financial reporting standards ("IFRS") and have not been audited by independent accountants. Such figures may vary from GAAP and IFRS accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. Information set forth in this presentation relating to past performance is not necessarily an indication of future returns and no representation is made that any returns presented herein will be achieved or that all assumptions in achieving these returns have been considered or stated.

Additionally, this presentation contains projections, which constitute forward-looking statements. There is no assurance or guarantee with respect to the prices at which any securities of either Janus Henderson, Victory or a combined Janus Henderson and Victory will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the Trian Parties' analyses set forth herein are based on assumptions that the Trian Parties believe to be reasonable as of the date of this presentation, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this presentation will be completed, (ii) that actual results or performance of Janus Henderson, Victory or a combined Janus Henderson and Victory will not differ, and such differences may be material or (iii) that any of the assumptions provided in this presentation are accurate. This presentation does not recommend the purchase or sale of any security. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

The Trian Parties disclaim any obligation to update the data, information or opinions contained in this presentation.

FORWARD-LOOKING STATEMENTS

Certain statements in this communication not based on historical facts are "forward-looking statements." Such forward-looking statements involve known and unknown risks and uncertainties and are based on the Trian Parties' beliefs and assumptions, and information currently available to the Trian Parties. These include statements as to the Trian Parties' future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of proposed transaction. In some cases, forward-looking statements can be identified by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would," and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by Trian and its management team, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The Trian Parties do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause actual results, performance, achievements or future results to differ materially from those expressed by the forward-looking statements included in this communication include, but are not limited to: (1) the impact of any competing transaction proposal; (2) the ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur; (3) the ability of the Trian Parties to receive the financing needed to consummate the proposed transaction; (4) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (5) that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (6) unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson's business; (7) that the proposed transaction generally may involve unexpected costs, liabilities or delays; (8) that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser; (9) that Janus Henderson may be adversely affected by economic, business, and/or competitive factors; and (10) additional factors discussed in Janus Henderson's Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Trian Partners | 3

Disclaimers / Disclosures (Continued) 4 NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY Under no circumstances is this presentation intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. Funds managed by Trian may from time to time acquire, or acquire additional, outstanding stock of any Issuer. These Funds are in the business of trading -- buying and selling -- securities. It is possible that there will be developments in the future that cause one or more of such Funds from time to time to sell all or a p ortion of their holdings of Janus Henderson and Invesco in open market transactions or otherwise (including via short sales), buy shares of stock (in open market or privatel y n egotiated transactions or otherwise) of Janus Henderson or Invesco (or any other issuer), or trade in options, puts, calls or other derivative instruments relating to shar es in Janus Henderson or Invesco (or any other Issuer). Consequently, Trian’s beneficial ownership of Invesco’s and Janus Henderson’s (or any other issuer’s) shares of stoc k m ay vary over time depending on various factors, with or without regard to Trian’s views of Invesco’s and Janus Henderson’s (or any other issuer’s) respective busine sse s, prospects or valuations (including the market price of such companies’ common stock), including without limitation, other investment opportunities available to Trian, conc ent ration of positions in the portfolios managed by Trian, conditions in the securities markets and general economic and industry conditions. Neither Trian nor any of its affili ate s has any intention, either alone or in concert with any other person, to acquire or exercise control of Invesco or any of its subsidiaries. Trian also reserves the right to take an y actions with respect to investments in any issuer as it may deem appropriate, including, but not limited to, communicating with management of any issuer, the Board of Director s o f any issuer, other investors and shareholders, stakeholders, industry participants, and/or interested or relevant parties about any issuer or seeking represen tat ion constituting a minority of the Board of Directors of any issuer, and to change its intentions with respect to its investments in any issuer at any time and disclaims an y obligation to notify the market or any other party of any such changes or actions, except as required by law. CONCERNING INTELLECTUAL PROPERTY All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of th eir respective owners, and Trian’s use herein does not imply an affiliation with or endorsement by, the owners of these service marks, trademarks and trade names.

Executive Summary

As the largest shareholder of JHG, Trian strongly opposes Victory's March 17th proposal

- **Trian sees no realistic path to Victory closing a deal with JHG**
- **We believe Victory has misrepresented key facts in its proposal**
- **Victory appears under pressure to do a transaction given its eroding fundamentals**
- **We view Victory's proposal as far inferior even to JHG remaining as a public, standalone company**
- **Trian offers certainty of attractive value in a highly volatile macro-economic environment that has seen equity markets decline since deal was signed**
- **Trian/General Catalyst have a clear path to closing in ~3 months**

Source: Company filings, Trian analysis, FactSet as of 3/18/26.

TRIAN PARTNERS | 5

Executive Summary (Continued) 6 Trian sees no realistic path to Victory closing a deal with JHG – JHG portfolio managers representing 30% - 40% of JHG’s total revenue (1) have indicated they would resign if JHG combines with Victory; major JHG clients have indicated they oppose a Victory deal This would result in a “doom loop” of talent attrition and client redemptions if a deal is signed – Victory’s financing is illusory with ~$1bn (2) hole, due diligence out and required credit committee approval – Debt commitments also require that JHG clients representing a high percentage of run - rate revenue consent to a Victory acquisition – Requirement of Victory and JHG successful shareholder votes makes a deal even more unlikely – Signing a deal with Victory but failing to close would leave JHG shareholders with a prolonged state of uncertainty and a sev ere ly devalued company – No hostile acquisition of a public asset management company has ever succeeded We believe Victory has misrepresented key facts in its proposal: – Victory does not have a “fully financed” proposal; financing commitments are subject to material terms, conditions, and appro val s – Pro - forma gross leverage appears to be 4.4x (3) vs. the 3.7x gross leverage (excluding net cost synergies) presented by Victory – $500mm of net cost synergies, in our view, is unfeasible relative to JHG’s cost base Victory appears under pressure to do a transaction given its eroding fundamentals – 6 consecutive years and 15 consecutive quarters of outflows with deteriorating product mix; ~60% operating margins at risk of re - set (peer average ~35%) – Resorting to an unsolicited bid in an industry built on trust, client consents, and talent retention exposes the weakness of an M&A - dependent model We view Victory’s proposal as far inferior even to JHG remaining as a public, standalone company – High leverage, likely margin compression and continued outflows in Victory’s base business. Risk of JHG client and employee attrition driving accelerated outflows in JHG’s business Trian offers certainty of attractive value in a highly volatile macro - economic environment that has seen equity markets decline since deal was signed – Since the signing, traditional asset management stocks have declined 9% on average and alternative asset manager stocks are down 30% (4) Trian/General Catalyst have a clear path to closing in ~3 months Source: Company filings, Trian analysis, FactSet as of 3/18/26. (1) WSJ article published 3/18/26. (2) Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash. (3) Estimated $7.1bn of gross debt divided by FY’25 PF adjusted EBITDA of $1.6bn. (4) Represents total shareholder return through 3/18/26.

In Trian's View, the Latest Victory Proposal Is Not Credible

Key Criteria	Victory's Claim (3/17)	Reality
Client Consent	*"There is no credible basis for claiming that its proposal raises any real client-related concerns"*	**Key clients far exceeding the amount that would prevent reaching the consent threshold, including banks' wealth units, have expressed concern providing their consent to a Victory transaction(1)**
Investment Professionals	*"We are confident that, through meaningful engagement with us, you will not find any concerns with client consent or employee retention"*	**Portfolio managers representing 30% - 40% of JHG's total revenue(1) have indicated they would resign if JHG combines with Victory**
Reliability of Financing	*Victory's proposal is "fully financed with no financing out"*	**Victory has a ~$1bn financing gap(2) and debt financing has diligence outs and is subject to credit committee approval**
Net Synergies	*"Victory's target of ~31% synergy realization on Janus Henderson's 2025 expense base is entirely reasonable and consistent with our history"*	**Targeted net synergies would represent more than 100% of JHG's non-investment costs in the U.S., which we believe is untenable relative to JHG's cost base**
Offer Value with Certainty of Close	*"Our improved proposal is fully actionable, and we do not agree with the risks associated with our compelling transaction previously cited by the Special Committee"*	**Significant closing risk is asymmetric — a failed deal leaves JHG shareholders with a significantly devalued company**

Source: Company filings, Trian analysis.
(1) WSJ article published 3/18/26.
(2) Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash.

Trian Partners | 7

Trian Believes There Are Misleading Statements by Victory Regarding Its Financing

Key Criteria	Victory's Claim (3/17)	Reality
Fully Committed Financing	*"Our compelling new proposal is fully actionable and is fully financed with no financing out"*	**Victory's >$5bn[(1)] of financing is subject to and conditioned upon final credit committee approval and completion of due diligence** **~$1bn financing hole, of which $800mm attributed to recent unfunded increase to cash offer[(1)]** – The cash consideration increased $1.5bn but debt proceeds only increased by $0.7bn, creating a $0.8bn financing gap – We believe this could only be supported by stripping JHG's balance sheet or depending on future cash flows, which are uncertain
Leverage	*Victory claims pro forma gross leverage of 3.7x ex. synergies*	**4.4x actual pro forma gross leverage, adjusting for the financing hole[(2)]** – Risks amplified by significant capital markets and fund flow exposure – 4.4x leverage approaches 6.0x with a 10-15% market drawdown and resulting EBITDA decline **4.2x pro forma net leverage[(2)]**
Pro Forma Balance Sheet	*"The financing is structured conservatively, independent of synergies, and is based on the credit profile and cash flow generation ability of the combined business"*	**Drain of cash and seed capital would disrupt operations and leaves no room for growth** **JHG's International business has significantly higher capital requirements than the U.S.– a dynamic misunderstood by a U.S.-only operator** **Interest expense increases by ~$400mm[(3)] per year**

Source: Company filings, Trian analysis, Company press releases.

(1) Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash.

(2) Estimated $7.1bn of gross debt divided by FY'25 PF adjusted EBITDA of $1.6bn.

(3) Estimated as the summation of ($4.8bn incremental debt, $0.4bn JHG debt, and ~$1bn financing gap) at a 7% cost of funds.

Trian Partners | 8

We Believe Victory's Proposal Has Significant Closing Risk

	Approval Sought	Requirement	Risk
1	***JHG Shareholders (Jersey Law)***	>2/3rds of total votes cast	▸ **Victory will need to secure ~90%+(1) of voting non-Trian shareholders to win 2/3rd of the votes cast**
2	***JHG Client Consents and Key Employee Attrition***	>75% of JHG run-rate revenue	▸ **Portfolio managers representing 30% - 40% of JHG's total revenue(2) have indicated that they would resign if JHG merged with Victory** ▸ **Clients at wealth-management units of global financial institutions – more than the required consent threshold – have expressed concerns about Victory's plans and potential cost cuts**
3	***Victory Capital Shareholders (Nasdaq Requirement)***	>50% of total votes cast	▸ **Victory shares are down ~13% since making its proposal public on 2/25/26, signaling risk to a successful shareholder vote** ▸ **Shareholder risk would be magnified if there is a market drawdown given the high leverage**
4	***Longer & Uncertain Regulatory Approvals***	Approval of 11 different regulatory agencies across the globe	▸ **>6 months approval process risks significant client/employee attrition between signing and close** ▸ **Victory has limited regulatory experience around the world, likely extending approval times (USAA and Pioneer took Victory 8 and 9 months to close and were entirely U.S.-based)**

Source: Company filings, Trian analysis, FactSet as of 3/18/26.
(1) Assumes 80% of shares vote (quorum) consistent with JHG's Special Committee's illustrative case.
(2) WSJ article published 3/18/26.

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10 Victory Will Need Over 90% of JHG Non - Trian Votes Cast % of Non - Trian Votes Cast Required 92% 90% 88% 87% 75% 80% 85% 90% % of Shareholders That Vote Janus’ Special Committee Base Case Source: Company filings, Trian analysis.

We Believe Victory Is Unlikely to Be Able to Obtain Necessary Client Consents

Victory will require client consents >75% of JHG's run-rate revenue

Retail ***~$350bn AUM***	**Institutional** ***~$150bn AUM***
Fund shareholders are represented by several independent fund boards which have recommended the Trian / General Catalyst transaction	Large institutional clients have expressed concern about Victory

Key Criteria:	**Outcome:**
✕ **Exodus of Portfolio Managers / Investment Team**	Investment professionals representing 30% - 40% of JHG's total revenue[1] have indicated they would leave if acquired by Victory
✕ **Risk, Compliance & Control Support** ✕ **Client Service**	Victory's low-cost domestic boutique model may lack the risk management and controls expected by JHG's clients Key clients have expressed significant reservations about a Victory deal and support for the Trian/GC transaction[1] High leverage and high margins have the potential to create significant enterprise risk, creating discomfort for clients and employees[1]

Source: Company filings, Trian analysis.
(1) WSJ article published 3/18/26.

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Victory Capital Mutual Fund Board Outcomes Victory Has a Record of Changing Fund Boards Designed to Protect Investors (1) 12 Acquisition AUM ($bn) Board Outcome $18 2/3 of Board Replaced (2) $17 2/3 of Board Replaced (2) $81 Material Governance Changes $114 Material Governance Changes Source: Company filings, Trian analysis. Note: Year represents year of announcement. Certain of the statements above reflect Trian’s views and opinions as of the date he reof and not as of any future date. All expressions of opinion are subject to change without notice and are not intended to be a forecast of future events or results. (1) Source: Better Business Bureau. Board governance decisions may involve multiple factors beyond Victory Capital’s preferences. (2) 2 trustees were each retained out of 6 trustees from Munder and 7 trustees from RS Investments. (2014) (2015) (2024) INVESTMENTS (2018)

Victory Capital Has a Poor Corporate Governance Profile 13 ISS recommended that shareholders vote against all directors that stood for re - election in 2025, highlighting the classified board structure as a governance practice misaligned with shareholder interests Source: Company filings, ISS. Victory Capital Holdings, Inc. ISS, Published May 7, 2025 ” At the time the company became public, several charter or bylaw provisions were in place that fall short of what many investors would consider as best governance practice. These provisions include a classified board. A classified board prevents shareholders from holding directors accountable on an annual basis, can entrench management, and can deter takeovers and proxy contests . “

Trian and General Catalyst’s $49 in Cash Is Compelling, Certain, and Timely vs. Significant Drawdown of Relevant Peers 14 % TSR since Announcement on 12/22/25 (2%) (4%) (10%) (11%) (14%) (15%) (22%) (25%) (26%) (31%) (37%) (37%) Traditional C - Corp. Asset Manager Average: (9%) U.S. Alternatives Average: (30%) Source: FactSet as of 3/18/26.

15 We Believe Victory Capital’s Unsolicited Proposal Exposes the Weakness of an M&A Dependent Model

16 Source: Company filings, Trian analysis. Note: Total net flows represents total net flows including money - market / short term. Quarters prior to Q1’23 are not restated a nd include reclassified other asset flows. ($0.7) ($0.6) ($4.5) ($1.2) ($1.4) ($2.0) ($1.4) ($1.1) ($1.7) ($2.6) ($1.9) ($1.2) ($0.8) ($0.3) ($2.1) 2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 3Q25 4Q25 Total Net Flows ($bn) Victory Has Suffered 15 Consecutive Quarters of Outflows

Victory’s active equities business is $135bn of AUM, 43% of total AUM Top Asset Class Net Flows Active Equity Net Flows (% Annualized) Victory’s mutual fund business is $172bn of AUM, 55% of total AUM Top Vehicle Net Flows Mutual Fund Net Flows (% Annualized) Victory has been in persistent outflow for the past six years (1) 17 Source: Company filings, Trian analysis. Note: % Net Flows calculated as net flows over period divided by AUM at beginning of period. Total net flows represents total ne t flows including money - market / short term. AUM ($bn) and % of total as of 12/31/25. (1) Total net flows shown FY’21 – FY’25. Victory also reported negative net flows in FY’20, representing six consecutive years of out flows. Years prior to FY’22 are not restated and include reclassified other assets. (3%) (1%) (4%) (5%) (3%) FY’21 FY’22 FY’23 FY’24 FY’25 (4%) (5%) (6%) (7%) (10%) FY’21 FY’22 FY’23 FY’24 FY’25 (5%) (3%) (3%) (8%) (14%) FY’21 FY’22 FY’23 FY’24 FY’25 Total Net Flows Total Net Flows (% Annualized) Outflows in Its Highest - Fee Paying Vehicles and Assets Are Accelerating

Victory Capital Fee Rates (1) 18 Source: Company filings. (1) Represents reported AUM revenue realization (in bps). Years prior to FY’22 are not restated. 57 bps 56 bps 52 bps 52 bps 53 bps 49 bps FY’20 FY’21 FY’22 FY’23 FY’24 FY’25 Organic revenue declines have been outpacing organic flow declines as Victory has been experiencing acute outflows, especially in its high - fee businesses Fee Rates Have Been in Consistent Decline, Further Exacerbating Organic Revenue Declines

FY’25 Adj. Revenue (1) ($bn) FY’25 Adj. Operating Income Margin (2) (%) We Believe Victory’s Margins Are Unsustainably High and Are a Result of Underinvestment 19 Source: Company filings. (1) Represents adj. revenue net of distribution fees for all peers for comparability. Victory’s adj. revenue represents revenue less distribution and other asset - based expenses. (2) Represents reported adj. operating income divided by adj. revenue as defined in footnote 1. Victory Capital’s adj. operating income represents reported adj. operating income less stock - based compensation. $21.8 $6.9 $6.8 $4.7 $3.5 $2.5 $1.2 $1.1 60% 44% 39% 36% 36% 34% 33% 25%

Victory Capital AUM over Time ($bn) 20 Source: Company filings. (1) Years represent year of announcement. Since its management - led buyout from KeyCorp in 2013, Victory has closed eight acquisition s, made, and exited two minority investments through December 31, 2025. Includes realizations and distributions and impact of reclassification of other assets. $62 $314 $297 ($45) 2017 AUM Net Flows M&A & Markets 2025 AUM M&A & Markets Fills a Leaking Bucket We Believe Victory’s Business Model Relies on Consistently Larger M&A to Offset Organic Revenue Declines AUM: $18bn (2014) INVESTMENTS AUM: $17bn (2015) AUM: $81bn (2018) AUM: $19bn (2021) AUM: $114bn (2024) (1)

21 Source: Company filings, Trian analysis, FactSe t as of 3/18/26 . We Believe Victory’s Multiple and Enterprise Value Are Not Clearly Understood Victory Capital Valuation (Figures in billions, except per share values or unless otherwise noted) VCTR appears 2x cheaper than it truly is Peer average multiple is ~6.5x Market Perception Reality Share Price as of 3/18/2026 $67 $67 FDSO (excl. Preferred) 66 66 (+) Preferred 0 20 (x) FDSO (mm) 66 86 Victory Market Cap ($bn) $4.4 $5.7 (-) Cash (0.2) (0.2) (+) Debt 1.0 1.0 (+) Contingent Liabilities 0.0 0.1 Victory Enterprise Value ($bn) $5.2 $6.6 (/) Consensus 2026 Adj. EBITDA $0.8 $0.8 EV / 2026E EBITDA Valuation 6.6x 8.5x

C - Corp Traditional Asset Manager EV / 2026E EBITDA vs. FY’25 Flows (1) 22 Source: Company filings, FactSet as of 3/18/26. Note: Adj. EBITDA represents adj. operating income plus D&A. Victory adj. EBITDA is burdened by stock - based compensation in - line with peers. Invesco Great Wall earnings are included in adjusted operating income but excluded from adjusted EBITDA for leverage purposes due to Invesco’s 49% ownership. AMG adj. EBITDA as reported. Debt at principal value as of 12/31/25. (1) Flows represent FY’25 annualized total net flows. Leverage represents FY’25 gross leverage. (2) Estimated $7.1bn of gross debt divided by FY’25 PF adjusted EBITDA of $1.6bn. Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash. We Believe Victory’s Stock Is Overvalued Given High Leverage, Negative Flows and Lack of Scale 5.0x 5.5x 6.0x 6.5x 7.0x 7.5x 8.0x 8.5x 9.0x (10%) (8%) (6%) (4%) (2%) 0% 2% 4% 6% 8% EV / 2026E EBITDA FY’25 Flows 4.4x PF Leverage (2) 0.4x Leverage 1.2x Leverage 0.0x Leverage 2.5x Leverage 1.2x Leverage

In Our View, Victory's Business Model Has Significant Risk Factors

Risk Factor	Outcome
1 Significant Underinvestment Across the Business 60% operating margins are largely the result of under-investment	**Consistent Outflows** Six straight years of net outflows from FY'20 through FY'25
2 Challenges Retaining Higher Fee Clients Elevated outflows in highest fee-paying asset classes and product wrappers: (i) 14% outflows in active equities ($135bn AUM); (ii) 10% outflows in mutual funds ($172bn AUM)	**Declining Fee Rates** Average fee rate has declined from 57bps in FY'20 to 49bps in FY'25, representing a 14% decline
3 Unsustainably High Margins Despite being one of the smallest publicly traded asset managers, Victory has a ~60% operating margin vs. a peer average of ~35%(1)	**Serial Acquisitions to Push Off Earnings Reset** Victory Capital has had to make increasingly larger acquisitions to offset organic growth declines, in our view, and push off what we see as an inevitable margin reset
4 Unrealistic Net Synergies $500mm of net synergies appear highly unrealistic	**High Execution Risk** Excess cost synergies risk meaningful revenue dis-synergies; major execution risk in seeking to achieve this number
5 Multi-Boutique Model Victory's runs with 8 independent boutiques	**Increased Operational Risk** Boutique models historically have greater succession and compliance risks, lower valuations, and brands that are difficult to maintain inter-generationally
6 Poor Corporate Governance Victory's Board is staggered and dominated by insiders	**Classified Board** In 2025, ISS recommended a vote against the entire slate of Victory Capital Board of Directors that was up for re-election

Source: Company filings, Trian analysis.

(1) Peer group consists of BlackRock, T. Rowe, Franklin Resources, Invesco, AllianceBernstein, JHG, and Artisan Partners. Operating margin as of FY'25. Represents reported adj. operating income divided by adj. revenue net of distribution fees for comparability. Victory Capital's reported revenue is net of distribution and other asset-based expenses, and reported adjusted operating profit is burdened by stock-based compensation for comparability.

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24 A JHG - Victory Transaction Presents Significant Value Destruction Potential

Net Cost Synergies - % of Pro Forma Cost Base on >$3bn Purchase Price Transactions Select Scaled Precedent Transaction Benchmarking We Believe Victory’s Synergy Target Is Unrealistic vs. Peer Transactions 25 Source: Company filings, press release, Jefferies, Trian analysis. Note: Pro forma cost base calculated as adjusted operating expenses net of distribution fees as available at transaction anno unc ement. Net synergies as of announcement. (1) JHG adjusted operating costs allocated to U.S. as a % of revenue. VCTR adjusted operating costs represent Q2’25A – Q4’25A an nualized adj. operating costs burdened by stock - based compensation. 31% 4% 4% 14% 11% 11% 10% 9% Precedent Transaction Average Announcement Feb - 26 Oct - 20 Feb - 20 Oct - 18 Mar - 17 Dec - 16 Oct - 16 Deal Size >$7bn $7bn $5bn $6bn $5bn $4bn $3bn Acquirer Target (1) Several of the larger synergy deals have struggled with integration risk

Net Synergy Target Also Appears Unfeasible Relative to JHG's U.S. Cost Base



U.S.
Non-U.S.
FY'25 Adj. Net Revenue by Geography(1)
$2.5bn
~$0.8bn
~$1.8bn
$1.2bn
Janus Henderson INVESTORS
Victory Capital
Total Cost Base(2)
Net synergies concentrated in U.S. cost base
Trian believes a more realistic net synergy number would be ~$150mm
$1.6bn
$0.5bn
Janus Henderson INVESTORS
Victory Capital

Source: Company filings, Trian analysis.

(1) JHG reported adjusted net revenue allocated by GAAP reported revenue mix. VCTR revenue represents Q2'25A - Q4'25A annualized revenue net of distribution and other asset-based expenses.

(2) JHG adjusted operating costs allocated as a % of revenue. VCTR adjusted operating costs represent Q2'25A – Q4'25A annualized adj. operating costs burdened by stock-based compensation.

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Case Study: Invesco / OppenheimerFunds

Transaction Comparison
JHG vs. OppenheimerFunds (OFI)

Company	Janus Henderson INVESTORS	OppenheimerFunds The Right Way to Invest
Date Announced / Closed	February 2026	May 2019
Acquiror	VictoryCapital *(Potential)*	Invesco
Size	>$7bn	$5.7bn
Est. Revenue	$2.5bn / $1.8bn U.S.	$1.6bn
Adj. EBIT Margin	~36%	~42%
Synergy % of Total Costs	~31% U.S.(1)	~14%
Investment Performance	Strong(2)	Strong(3)
Net Flows Outlook	Positive	+0-2%
Results Post Close	TBD	>$3bn value destruction

- *$28bn OppenheimerFunds retail outflows in CY 2019 (~14% of BB AUM)*
- *$157bn cumulative active equity outflows at Invesco from 2019-2023 (10% average p.a. outflow)*
- *~$3bn cumulative impairment charges at Invesco since OppenheimerFunds (OFI) deal closed*
- *Invesco TSR in 5 years following OFI close (3%) versus AM peer index of +103%(4)*

Source: Company filings.
Note: Invesco's impairment charges and TSR performance reflect multiple factors including market conditions, interest rate environments, and industry-wide active management outflows.
(1) JHG adjusted operating costs allocated as a % of revenue. VCTR adjusted operating costs represent Q2'25A – Q4'25A annualized adj. operating costs burdened by stock-based compensation.
(2) 81% of AUM in top 2 Morningstar quartiles over 10 years. 67% of AUM outperforming benchmarks over 10 years.
(3) 59% of AUM rated 4-5 star. >65% of AUM in categories where active management had positive flows over 1, 3, and 5 years.
(4) Peers consist of AMG, AB, APAM, BLK, BEN, JHG, TROW, and VCTR.

TRIAN PARTNERS | 27

JHG (FY’25) vs. Victory Capital (FY’24 Pre - Pioneer) Victory Has Never Managed a Business as Large and Complex as JHG, Yet is Attempting to Execute a Cost - Driven, Unsolicited Acquisition of the Company 28 Source: Company filings. (1) Represents JHG’s reported adj. net revenue and Victory’s reported revenue net of distribution and other asset - based expenses. Vi ctory Capital’s adj. operating income represents reported adj. operating income less stock - based compensation. (2) As of 12/31/25. Company Structure Integrated Model Multi - Boutique Model Strategy Growth - oriented Cost - driven Roll - up Geography Global U.S. Brands 1 8 Boutique Brands (2) Adj. Net Revenue (1) ($mm) $2,536 $747 Adj. Operating Margin (1) - % 36% 61% Employees 2,300 460

Pro-Forma Leverage Would Be the Highest in the Industry and Could Increase as Integration Challenges Mount



C-Corp Traditional Asset Managers
Gross Leverage x FY'25 Adj. EBITDA Benchmarking
4.4x
High leverage coincides with equity indices close to all-time highs
2.5x
1.3x
1.2x
1.2x
Public Peer Average: 1.1x
0.4x
0.0x
Victory Proposal(1)
AMG
BlackRock
FRANKLIN TEMPLETON INVESTMENTS
Invesco
ARTISAN
T.RowePrice
INVEST WITH CONFIDENCE

Source: Company filings.

Note: Adj. EBITDA represents adj. operating income plus D&A. Invesco Great Wall earnings are included in adjusted operating income but excluded from adjusted EBITDA for leverage purposes due to Invesco's 49% ownership. AMG adj. EBITDA as reported. Debt at principal value as of 12/31/25.

(1) Estimated $7.1bn of gross debt divided by FY'25 PF adjusted EBITDA of $1.6bn. Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash.

TRIAN PARTNERS | 29

We Believe Victory Has All the Hallmarks of a Low-Multiple Business

☑ Victory has had six straight years and 15 cumulative quarters of outflows, driven by large, high-fee businesses

☑ We believe Victory is over-earning with 60%+ operating margins vs. the peer average of ~35%(1)

☑ We believe Victory's cost-driven roll-up strategy is high risk as it requires increasingly larger acquisitions to offset organic declines

☑ We believe imposing Victory's multi-boutique model on JHG's unified, growth-oriented business could cause significant disruption, revenue dis-synergies, and weaker compliance and governance controls

☑ Under Victory's proposal, the pro forma company would become the most highly levered public asset manager, with gross leverage ~4x the peer average(2)

☑ We believe Victory's staggered, insider-majority Board reflects poor governance and reduces accountability to JHG shareholders post-transaction

Source: Company filings, Trian analysis.

(1) Peer group consists of BlackRock, T. Rowe, Franklin Resources, Invesco, AllianceBernstein, JHG, and Artisan Partners. Operating margin as of FY'25. Represents reported adj. operating income divided by adj. revenue net of distribution fees for comparability. Victory Capital's reported revenue is net of distribution and other asset-based expenses, and reported adjusted operating profit is burdened by stock-based compensation for comparability.

(2) Traditional C-Corp peers include T. Rowe, Franklin Resources, Invesco, Affiliated Managers Group, and Artisan Partners.

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We Believe Victory’s Proposal Would Result in a Pro Forma Company that Could Trade <6.5x 2026 EV / EBITDA 31 Source: Company filings, Trian analysis, FactSet as of 3/18/26. (1) Adj. EBITDA represents adj. operating income plus D&A. Victory adj. EBITDA is burdened by stock - based compensation in - line with peers. Invesco Great Wall earnings are included in adjusted operating income but excluded from adjusted EBITDA for leverage purposes due to Invesco’s 49% ownership. AMG adj. EBITDA as reported. Debt at principal value as of 12/31/25. (2) Q3’25 LTM annualized net flows. Excludes $46.5bn of inflows from Guardian. (3) Leverage as of Q3’25. Estimates and valuation as of 10/24/25. (4) Estimated $7.1bn of gross debt divided by FY’25 PF adjusted EBITDA of $1.6bn. Cash funding gap estimated as $6.8bn of total cash uses less $4.8bn of debt proceeds less $1.1bn of pro forma estimated excess cash. C - Corp Traditional Asset Manager Benchmarking Company FY’25 Total Net Flows % Annualized FY’25 Gross Leverage (1) (x) FY’26E EV / EBITDA (x) +4% 2.5x 8.1x +6% 1.2x 7.0x (8%) 0.4x 6.4x (3%) 1.2x 5.7x (4%) 0.0x 5.4x Peer Average (1%) 1.1x 6.5x Current (3%) 1.5x 8.5x Unaffected (10/24/25) +3% (2) 0.5x (3) 6.6x (3) PF Victory + JHG PF Negative 4.4x (4) 5.9x 10% Discount to Peer Avg.

There Is Significant Downside to a Victory Deal Signing and Not Closing

Value of JHG's Share Price if Victory Deal Signs but Does Not Close

(Figures in billions, except per share values or unless otherwise noted)

	JHG Value
EV / 2026E EBITDA Valuation	5.9x
(x) Janus 2026 Adj. EBITDA (incl. Business Disruption Impact)	$0.6
JHG Enterprise Value	**$3.5**
(–) Net Debt & Other[(2)]	$0.4
JHG Market Cap	**$3.8**
(/) FDSO (mm)	154
Potential Implied JHG Share Price	**$25**

Assumes JHG loses 25%[(1)] of revenue at a 50% contribution margin between signing and close

Source: Company filings, Trian analysis, FactSet as of 3/18/26.
Note: Figures may not sum due to rounding.
Disclaimer: The stock price projection presented above reflects various assumptions selected by Trian Fund Management, L.P. and is inherently uncertain. Actual results may differ materially due to changes in market conditions, company performance, and other factors. This projection is not a guarantee of future performance and should not be relied upon as a basis for any investment decision.
(1) WSJ article published 3/18/26.
(2) Consists of JHG's current $0.4bn of debt plus $0.2bn of NCI plus $0.3bn of termination fees less $1.2bn of cash excl. VIE/VRE.

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Value Degradation + High Risk Even in a Theoretical Close

Value of Consideration to JHG

(Figures in billions, except per share values or unless otherwise noted)

	PF Value
PF EV / 2026E EBITDA Valuation *(10% Discount to Peer Avg. Given Leverage/Integration Risk)*	5.9x
(x) PF 2026 Adj. EBITDA (incl. $150mm Synergies)	$1.7
PF Enterprise Value	**$10.2**
(−) Net Debt & Other[(1)]	($6.1)
PF Market Cap	**$4.2**
(/) FDSO (mm)	123
PF Potential Implied Share Price	**$34**
(x) Exchange Ratio	0.25x
Equity Consideration to JHG Per Share	**$8**
(+) Present Value of Cash Consideration Per Share[(2)]	$39
Total Consideration to JHG Per Share	**$47**

Run-rate EBITDA today likely lower than consensus given drawdown

Uses Victory's proposed pro forma net debt estimate… we believe Victory will need to source an additional ~$1bn of funding for its latest proposal, further pressuring shares

Source: Company filings, Trian analysis, FactSet as of 3/18/26.
Note: Figures may not sum due to rounding.
Disclaimer: The pro forma value projection presented above reflects various assumptions selected by Trian Fund Management, L.P. and is inherently uncertain. Actual results may differ materially due to changes in market conditions, company performance, and other factors. This projection is not a guarantee of future performance and should not be relied upon as a basis for any investment decision.
(1) Consists of $6.2bn of PF debt plus $0.2bn of JHG NCI plus $0.1bn of VCTR contingent liability less $0.4bn of PF cash.
(2) Discount for additional 6 month longer closing period than Trian and General Catalyst at S+300.

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